Exhibit 10.28

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made effective as of December 20, 2007 (the "Grant Date"), by and between Lev Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and ____________ (the "Holder"):

WHEREAS, the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors have determined that it would be to the advantage and in the best interest of the Company and its stockholders to enter into this Agreement to assign certain shares of Common Stock of the Company subject to certain restrictions thereon (hereinafter referred to as the "Restricted Stock") to the Holder in consideration of services to be rendered and as an incentive for the Holder’s best performance of future services to Company and its subsidiaries, subject to the restrictions set forth herein;

WHEREAS, the Company and the Holder entered into a Second Amended and Restated Employment Agreement dated December 20, 2007 (the "Employment Agreement").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
AWARD OF RESTRICTED STOCK

Section 1.1  Award of Restricted Stock.

In consideration of Holder’s services and for other good and valuable consideration which the Committee has determined, the Company hereby awards and assigns to the Holder, on the Grant Date, 2,000,000 shares of Restricted Stock.

Section 1.2  Not a Contract of Employment.

Nothing in this Agreement shall confer upon the Holder any right to continue in the employ of the Company or any subsidiary, or shall interfere with or restrict in any way any otherwise existing rights of the Company and any subsidiary, which are hereby expressly reserved, to discharge the Holder at any time for any reason whatsoever, with or without Cause (subject to the consequences set forth in the Employment Agreement).

ARTICLE II.
TERMS OF THE AWARD AND RESTRICTIONS

Section 2.1  Definition.

Unless the context otherwise requires, terms defined in the Employment Agreement have the same meanings when used in this Agreement.

"Committee" shall mean the compensation committee of the Board of Directors of the Company.

"Common Stock” shall mean common stock of the Company, $0.01 par value per share.

"Restrictions" shall mean the restrictions on sale or other transfer set forth in Section 3.1, the exposure to forfeiture set forth in Section 2.2 and the vesting set forth in Section 2.3.

Section 2.2  Forfeiture.

Any share of Restricted Stock that is not vested pursuant to Section 2.3 upon the termination of employment of the Holder with the Company and its subsidiaries by the Company for Cause or by the Holder other than for Good Reason shall thereupon be forfeited to the Company without payment. In the event of the termination of the Holder’s employment as a result of his death or Disability, by the Company without Cause or by the Holder with Good Reason, the Restricted Stock that is not vested pursuant to Section 2.3 shall remain outstanding and continue to vest through the last Vesting Date.

Section 2.3  Vesting and Lapse of Restrictions.

Subject to Sections 2.2, 2.4 and 2.6, each share of Restricted Stock shall not be transferable until such share becomes vested pursuant to this Section. The shares shall vest in accordance with the following schedule (each a "Vesting Date"):

(a)  1,000,000 (50%) of the Restricted Stock shall vest and the Restrictions thereon shall lapse on the FDA Approval Date, subject to Holder's continued employment with the Company on such date;

(b)  500,000 (25%) of the Restricted Stock shall vest and the Restrictions thereon shall lapse on the first (1st) anniversary of the FDA Approval Date, subject to Holder's continued employment with the Company on such date; and

(c)  500,000 (25%) of the Restricted Stock shall vest and the restrictions thereon shall lapse on the second (2nd) anniversary of the FDA Approval Date, subject to Holder's continued employment with the Company on such date; provided, however, that if a Vesting Date shall fall on a date which is during a black-out period with respect to the Common Stock to which Holder is subject, such Vesting Date shall be delayed until the first day after the expiration of such black-out period.

Section 2.4  Legends.

Certificates representing shares of Restricted Stock assigned pursuant to this Agreement shall, until all Restrictions lapse or shall have been removed and new certificates are assigned pursuant to Section 2.5, be held by the Company and bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN LEV PHARMACEUTICALS, INC. (THE "COMPANY") AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, VOLUNTARILY OR INVOLUNTARILY, OR BY OPERATION OF LAW, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE COMPANY"

 In addition to the foregoing, legend, certificates representing shares of Restricted Stock awarded hereunder shall, if required, bear a restrictive legend required under applicable federal or state securities laws.

Section 2.5  Assignment of Certificates for Vested Shares.

Upon the vesting of the shares of the Restricted Stock as provided in Section 2.3 and subject to Section 3.3, the Company shall cause new certificates to be assigned with respect to such vested shares and delivered to the Holder or his legal representative, free from any Restrictions and free from the legend provided for in Section 2.4; provided, that such shares shall remain subject to applicable securities laws and the Company’s employee trading policy. Such vested shares shall cease to be considered Restricted Stock subject to the terms and conditions of this Agreement and shall be shares of Common Stock of the Company free of all Restrictions (other than any applicable securities law restrictions or any restrictions imposed by the Company’s employee trading policy).

Section 2.6  Restrictions On New Shares.

In the event that the Holder receives any new or additional or different shares or securities by reason of any transaction or event described in Section 2.7, such new or additional or different shares or securities which are attributable to the Holder in his capacity as the registered owner of the Restricted Stock then subject to Restrictions, shall be considered to be Restricted Stock and shall be subject to all of the Restrictions, unless the Committee provides, for the removal or lapse of the Restrictions on the shares of Restricted Stock underlying the distribution of the new or additional shares or securities.

Section 2.7  Special Circumstances.

(a) Merger and Consolidation. In the event of a Change in Control, the unvested shares of Restricted Stock shall be assumed by the acquiring company and converted into restricted stock of the acquiring company (or parent company) in a manner designed to preserve the economic value of the Restricted Stock immediately prior to the Change in Control and in a manner consistent with the treatment of other shareholders; provided that if the consideration received in the Change in Control is in the form of cash, the acquiring company (or the acquirer’s parent company, as applicable) may either assume such unvested shares of Restricted Stock as provided above or may pay the Holder an amount in cash on each applicable Vesting Date for such shares as if the Restricted Stock was assumed as provided above based upon the fair market value of the acquiring company’s (or its parent’s, as applicable) capital stock on each of the applicable Vesting Dates.

For the purposes hereof, "fair market value" shall be either:

(i)
the average of the high and low or closing bid and asked prices of the acquiring company’s (or its parent’s) capital stock on each Vesting Date if such stock is listed for trading on a national securities exchange, the NASDAQ Stock Market or is traded on the over-the-counter bulletin board; or

(ii)	if the acquiring company’s (or its parent’s) capital stock is not publicly traded, then as determined by an independent valuation company mutually acceptable to the Holder and the acquirer.

(b) Adjustments. In the event of a Change in Control or any other corporate event or transaction that does not constitute a Change in Control (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee in order to prevent dilution or enlargement of the Holder’s rights, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under this Agreement.

(c) Investment Undertaking. The Holder hereby represents and warrants that he will hold the Restricted Stock and the rights constituent thereto for investment and without any present intention of distribution or sale.

Section 2.8  Withholding.

On each Vesting Date, the Holder will have the option of (a) electing to have the Company withhold, the number of shares sufficient to satisfy the minimum tax withholding from the shares to satisfy such tax withholding obligations, or (b) delivery to the Company of an amount in cash or Common Stock of the Company with a fair market value equal to the amount of such tax obligation.

Section 2.9  Voting Rights.

To the extent permitted by law, the Holder shall be entitled to exercise full voting rights with respect to those shares of Restricted Stock that have not yet vested.

Section 2.10  Beneficiary Designation.

The Holder may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the Holder, shall be in a form prescribed by the Committee, and will be effective only when filed by the Holder in writing with the Company during the Holder's lifetime. In the absence of any such designation, benefits remaining unpaid at the Holder's death shall be paid to the Holder's estate.

Section 2.11  Dividend Equivalents.

The Holder may be granted dividend equivalents based on the dividends declared on shares of Common Stock of the Company that are subject to this award of Restricted Stock, to be credited as of dividend payment dates, during the period between the Grant Date and each Vesting Date as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Common Stock of the Company by such formula and at such time and subject to such limitations as may be determined by the Committee in good faith.

ARTICLE III.
MISCELLANEOUS

Section 3.1  Restricted Stock Not Transferable.

No share of Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) until such time as the share of Restricted Stock has vested, and any attempted disposition thereof shall be null and void and of no effect.

Section 3.2  Conditions to Delivery of Stock Certificates.

The Company shall not be required to deliver any certificate or certificates for shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)  Approval. The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(b)  Payment. The payment by the Holder of all amounts required to be withheld, under federal, state and local (or applicable foreign) tax laws, with respect to the issuance and/or the lapse or removal of any of the Restrictions which may be paid either by the Holder or by the Holder electing that the Company withhold that number of shares of Common Stock with a fair market value equal to the minimum tax withholding obligation at the election of the Holder.

Section 3.3  Physical Custody.

The Secretary of the Company or such other representative as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Agreement with respect to the shares evidenced by such certificate expire or shall have been removed; provided, however, that in no event shall the Holder retain physical custody of any certificates representing unvested Restricted Stock assigned to Holder and provided further that the Company may determine not to issue certificates, but rather to make a book entry to reflect the issuance of the shares.

Section 3.4  Notices.

Any notice required by this Agreement will be deemed provided and delivered to the intended recipient when (i) delivered in person by hand or, in accordance with applicable law, via the Company’s e-mail or intranet site; or (ii) three days after being sent via U.S. certified mail, return receipt requested; or (iii) the day after being sent via overnight courier, in each case provided such notice is properly addressed to the following address and enclosed in a properly sealed envelope or wrapper, and with all postage and similar fees having been paid in advance.

If to the Company:	Lev Pharmaceuticals, Inc.
675 Third Avenue
Suite 2200
New York, NY 10017

And if to the Holder:	To the address specified in the Company’s payroll records.

By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given. Any notice which is required to be given to the Holder shall, if the Holder is then deceased, be given to the Holder’s personal representative if such representative has previously informed the Company of representative’s status and address by written notice under this Section 3.4.

Section 3.5  Rights as Stockholder.

Except as otherwise provided herein, upon delivery of the shares of Restricted Stock to the representative pursuant to Section 3.3, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Restricted Stock shall be subject to the Restrictions and provided further that such rights shall terminate immediately as to any shares of Restricted Stock that cease to be eligible for vesting.

Section 3.6  Withholding Tax.

The Holder agrees that, in the event of the issuance of the Restricted Stock or the expiration of Restrictions thereon results in the Holder’s realization of income which for federal, state or local income tax purposes is, in the opinion for the Company, subject to withholding of tax at source by the Company, the Holder will pay to the Company an amount equal to such withholding tax prior to the Company’s delivery of the Certificate or the Company shall withhold that number of Shares of Common Stock with a Fair Market Value equal to the minimum tax withholding obligation.

Section 3.7  Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.8  Conformity to Securities Laws.

The Holder acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state (and applicable foreign) laws, rules and regulations (including but not limited to, the Securities Act and the Exchange Act and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Restricted Stock shall be assigned, only in such a manner as to conform to such laws, rules and regulations including, without limitation, Rule 16b-3. To the extent permitted by applicable law, this Agreement and the Restricted Stock assigned hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.9  Amendment and Successors.

(a) Amendment. This Agreement may be amended without the consent of the Holder provided that such amendment would not impair any rights of the Holder under this Agreement. No amendment of this Agreement shall, without the consent of the Holder, impair any rights of the Holder under this Agreement.

(b) Successors. All obligations of the Company under this Agreement with respect to the award of Restricted Stock shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 3.10  Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

(b) Jurisdiction. The Holder irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Holder irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Holder in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

Section 3.11   Section 83(b) Election.

If, within 30 days of the Grant Date, a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

Section 3.12  No Constraint on Corporate Action.

Nothing in this Agreement shall be construed to: (a) limit, impair, or otherwise affect the Company's or a subsidiary's or an affiliate's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a subsidiary or an affiliate to take any action which such entity deems to be necessary or appropriate.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LEV PHARMACEUTICALS, INC., a Delaware corporation

By:

Its:

HOLDER